CTC
                              CirTran Corporation


                 CIRTRAN CONVERTS $1.5 MILLION IN DEBT TO EQUITY

                   Deal Further Strengthens Finanical Position

Salt Lake City, UT - December 30, 2002 - CirTran Corp. (OTC: CIRT), a full-service contract electronics manufacturer of printed circuit board assemblies, cables and harnesses, today announced an agreement with four investors to exchange $1.5 million of CirTran's senior debt for common shares. In aggregate, this transaction will reduce the company's interest expense by approximately $150,000 annually.

Iehab Hawatmeh, President and CEO of CirTran Corporation, commented, "The deal further strengthens CirTran's finanical position as it will eliminate a substantial portion of the company's annual interest expense, further enabling us to take advantage of opportunities as market conditions improve. Clearly, our finanical partners share management's high level of confidence in CirTran's future growth prospects and ability to execute on the numerous initiatives we have underway designed to improve our revenues and profitability."

About CirTran Corporation
Founded in 1993, CirTran Corporation (OTC: CIRT) has established itself as a premier full-service contract electronics manufacturer by building printed circuit board assemblies, cables, and harnesses to the most exacting specifications. CirTran is headquartered in Salt Lake City, Utah with a state-of-the-art 40,000 sq. ft. facility. CirTran also provides "just-in-time" inventory management techniques that minimize the OEM's investment in component inventories, personnel and, related facilities, thereby reducing costs and ensuring speedy time-to-market. For further information about CirTran, please visit the Company's website located at www.cirtran.com.

CONTACT:
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both with The Ruth Group, www.TheRuthGroup.com

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